EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Cheniere Energy Partners, L.P. for the registration of additional common units, partnership securities, debt securities, warrants and rights for an aggregate offering price not to exceed $42,722,000, of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Cheniere Energy Partners, L.P., and the effectiveness of internal control over financial reporting of Cheniere Energy Partners, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
September 19, 2012